EXHIBIT 99.3




                            ORGANIC INGREDIENTS, INC.
          PROXY SOLICITED BY THE BOARD OF DIRECTORS [RULE 14a-4(a)(1)]
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD ON [DATE]


     The undersigned hereby appoints John Battendieri and Joseph Stern, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Organic Ingredients, Inc. which the undersigned may be entitled to vote at the Special Meeting of Shareholders of Organic Ingredients, Inc. to be held at the Organic Ingredients corporate offices at 335 Spreckels Drive, Suite F, Aptos, California 95003 on [DAY OF WEEK], [DATE] at [TIME OF DAY] (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL   1:     To  approve   the   Agreement   and  Plan  of  Merger  and
                  Reorganization, dated as of May 14, 1999, by and between Organic Ingredients and Organic Food Products, Inc. ("OFPI"), a California corporation, providing for the merger of Organic
                  Ingredients with and into OFPI, with OFPI as the surviving corporation. As a result of the merger, each outstanding share of the common stock, without par value per share, of Organic
                  Ingredients would be converted into the right to receive 39.5 shares of the common stock, without par value, of OFPI.

         |_|    FOR                |_|   AGAINST              |_|     ABSTAIN



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DATED
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                                                   SIGNATURE(S)



                                   Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.